UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2007

PROLIANCE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13894 (Commission File Number)	34-1807383 (I.R.S. Employer Identification No.)

100 Gando Drive, New Haven, Connecticut 06513

(Address of principal executive offices, including zip code)

(203) 401-6450

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) Executive Compensation

On March 26, 2007, the Compensation Committee of the Board of Directors of Proliance International, Inc. (the “Company”) approved the following matters relating to the compensation of the Company’s executive officers:

Amendments to CEO Compensation

On March 26, 2007, the Company entered into an amendment to its employment agreement with Charles E. Johnson, its President and Chief Executive Officer, and an amendment to Mr. Johnson’s Supplemental Executive Retirement Plan (SERP) (such amendments, collectively, the “Amendment”). The Amendment implemented the following matters:

- Mr. Johnson agreed to reduce his base salary for the 2007 calendar year from $500,000 to $425,000. The aforementioned salary reduction will be discontinued effective January 1, 2008, or earlier upon a change in control of the Company. If Mr. Johnson’s employment terminates during 2007, any severance payments would be based on 2006 salary levels.

- The Amendment extends the term of Mr. Johnson’s employment agreement by one year, through March 11, 2009.

- The Amendment increases the amounts payable in the event Mr. Johnson’s employment is terminated other than following a change in control transaction. Specifically, upon termination other than within two years after a change of control transaction is presented to the Company’s Board, Mr. Johnson would receive his base salary plus, life, long-term disability, and medical, dental and vision insurance coverage and automobile allowance for two years following termination (formerly one year).

The foregoing descriptions of the amendment to Mr. Johnson’s employment agreement and SERP do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed as Exhibits 10.1 and 10.2, and incorporated herein by reference.

Restricted Stock Grant

The Company made a grant of 17,689 shares of restricted stock under the Company’s Equity Incentive Plan to Charles E. Johnson. Due to Mr. Johnson’s agreement to reduce his base salary as described above, these restricted shares vest on the second anniversary of the date of grant or earlier upon a change in control, or the death, disability or retirement of Mr. Johnson or upon his termination for good reason or the Company’s termination of his employment without serious cause (as such terms are defined in his employment agreement).

The foregoing description of the restricted stock agreement does not purport to be complete and is qualified in its entirety by reference to the restricted stock agreement, a copy of which is filed as Exhibit 10.3, and incorporated herein by reference.

2007 Bonus Targets

The Compensation Committee set bonus targets for fiscal 2007 based in part upon achievement of targets relating to net income and cash flow from operating activities. A portion of the bonus achievement criteria for all participants other than Charles E. Johnson, the Company’s President and Chief Executive Officer, are at the discretion of the Compensation Committee. Mr. Johnson’s bonus targets relate solely to the achievement of the tangible financial targets. Achievement of target and maximum levels would result in bonus payments as a percentage of base salary as follows: Charles E. Johnson - (target - 75%; maximum - 150%); Richard A. Wisot - (target - 50%; maximum - 100%); David Albert - (target - 50%; maximum - 100%); William J. Long III - (target - 50%; maximum - 100%); Jeffrey L. Jackson - (target - 50%; maximum - 100%); Chester L. Latin - (target - 40%; maximum - 80%). Mr. Long’s targets include both divisional and overall corporate metrics.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits – The following exhibits are filed as part of this report:
10.1	Amendment No. 3 to Employment Agreement between the Registrant and Charles E. Johnson
10.2	Supplemental Executive Retirement Plan, as amended
10.3	Restricted Stock Agreement dated March 26, 2007 between the Registrant and Charles E. Johnson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.
Date: March 27, 2007	By:	/s/ Richard A. Wisot
Richard A. Wisot Vice President, Treasurer, Secretary, and Chief Financial Officer